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                                                /------------------------------/
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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

       Smiley                       Martin                            S.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

C/O mPhase Technolgies, Inc.
587 Connecticut Avenue
--------------------------------------------------------------------------------
                                   (Street)

Norwalk                              CT                               06854
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol mPhase Technolgies, Inc. (XDSL)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year August 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    ___ Director    _X_ Officer             ___ 10% Owner    _X_ Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    _X__ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           8/8/01     P              5,000         A        $1.00           82,500             D
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Common Stock          8/9/01      P              2,000         A        $0.90
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

Reminder: Report on a separate line for each class of securities benefically owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code       V                (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to      $7.1875           8/21/00              A         V               125,00
buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to      $5.0625           10/6/00              A         V               30,000
buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to      $1.4688          12/29/00              A         V               60,000
buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to     $1.05             4/17/01              A          V              80,000
buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to     $1.05             4/17/01              A          V             125,000
buy)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                          2/21/01(1)  8/21/10     Common    125,000                         125,000             D
                                                  Stock
------------------------------------------------------------------------------------------------------------------------------------
                            10/6/00    10/6/10    Common     30,000                          30,000             D
                                                  Stock
------------------------------------------------------------------------------------------------------------------------------------
                           12/29/00   12/29/10    Common     60,000                          60,000             D
                                                  Stock
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                            4/17/01    4/17/11    Common     80,000                         205,000             D
                                                  Stock
------------------------------------------------------------------------------------------------------------------------------------
                            4/17/01    4/17/11    Common     125,000
                                                  Stock
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

Explanation of Responses:
(1) Vests 25% every six months commencing six months from the date of grant.

                  By: /s/ Martin S. Smiley                        08/09/01
                      ---------------------------------           --------
                      ** (Signature of Reporting Person)


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a
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